Execution Version

THIRD AMENDMENT TO REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS THIRD AMENDMENT TO REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Amendment”) is made and entered into as of February 1, 2013, by and among THE ENSIGN GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions and lenders party hereto (collectively, the “Lenders”) and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Revolving Credit and Term Loan Agreement, dated as of July 15, 2011, as amended by that certain First Amendment to Revolving Credit and Term Loan Agreement dated as of October 27, 2011 and that certain Second Amendment to Revolving Credit and Term Loan Agreement dated as of April 30, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower;
WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and, subject to the terms and conditions hereof, the Lenders are willing to do so;
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower, the Lenders and the Administrative Agent agree as follows:

1.Increase to Revolving Commitments.    Each Revolving Lender reaffirms its Revolving Commitment under the Credit Agreement and increases its Revolving Commitment to the aggregate principal amount set forth on Schedule I attached to this Amendment. The Borrower acknowledges and agrees that the Revolving Commitments in effect for each Lender under the Credit Agreement are as set forth on Schedule I attached to this Amendment. Immediately upon this Amendment becoming effective, (i) the principal amount of all outstanding Revolving Loans shall be reallocated to be outstanding ratably based on the Revolving Commitments, as increased hereby, and any breakage costs related thereto are waived by the Lenders and (ii) the LC Exposure shall be reallocated among the Lenders ratably based on their Revolving Commitment, as increased hereby.

2.Amendment.

(a)     Section 1.1 of the Credit Agreement is amended by adding the following sentence at the end of the definition of “Applicable Margin”:
Notwithstanding the foregoing, the Applicable Margin from the Third Amendment Date until the earlier of (i) the date by which the financial statements and Compliance Certificate for the Fiscal Year ending December 31, 2012 are required to be delivered and (ii) the date on which such financial statements and Compliance Certificate are actually delivered shall be at Level III as set forth in the Pricing Grid.
(b) Section 1.1 of the Credit Agreement is hereby amended by adding the following sentence at the end of the definition of “Applicable Percentage”:
Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Third Amendment Date until the earlier of (i) the date by which the financial statements and Compliance Certificate for the Fiscal Year ending December 31, 2012 are required to be delivered and (ii) the date on which such financial statements and Compliance Certificate are actually delivered shall be at Level III as set forth in the Pricing Grid.
(c)    Section 1.1 of the Credit Agreement is further amended by (x) adding the following definition of “Third Amendment Date” in the appropriate alphabetical order and (y) replacing the definitions of “Aggregate Revolving Commitment Amount”, “Consolidated EBITDA”, “Consolidated Total Adjusted Debt”, “Encumbered Facility”, “Maturity Date” and “Revolving Commitment Termination Date” in their entirety with the following:
“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Third Amendment Date, the Aggregate Revolving Commitment Amount is $150,000,000.
“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) non-cash stock-based compensation expense determined on a consolidated basis in accordance with GAAP, (E) non-cash acquisition-related charges determined on a consolidated basis in accordance with GAAP and (F) all other non-cash charges acceptable to the Administrative Agent determined on a consolidated basis in accordance with GAAP, in each case for such period; provided that for purposes of calculating compliance with the financial covenants set forth in Article VI, to the extent that during such period any Loan Party shall have consummated a Permitted Acquisition or other Acquisition approved in writing by the Required Lenders, or any sale, transfer or other disposition of any Person, business, property or assets, Consolidated EBITDA shall be calculated on a Pro Forma Basis with respect to such Person, business, property or assets so acquired or disposed of.
“Consolidated Total Adjusted Debt” shall mean, as of any date, (i) Consolidated Total Debt plus (ii) (A) Consolidated Lease Expense for the most recently ended four consecutive Fiscal Quarters for which financial statements have been delivered multiplied by (B) five (5) minus (iii) all Indebtedness of the Borrower and its Subsidiaries secured by Liens on Real Property owned by the Borrower and its Subsidiaries.
“Encumbered Facility” shall mean (i) any HUD Facility (other than the Existing HUD Facility) or (ii) any facility located on any Real Property subject to a Lien securing the RBS Note, the Ten Project Note or any other Indebtedness of the Borrower or any of its Subsidiaries (other than the Obligations). For the avoidance of doubt, no Mortgaged Property shall be considered an Encumbered Facility.
“Maturity Date” shall mean, with respect to the Term Loans, the earlier of (i) February 1, 2018 and (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).
“Revolving Commitment Termination Date” shall mean the earliest of (i) February 1, 2018, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
“Third Amendment Date” shall mean February 1, 2013.
(d)    Section 2.9 of the Credit Agreement is amended by replacing subsection (b) of such Section in its entirety with the following:
(b)    The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan of such Lender in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement):
Installment Date            Aggregate Principal Amount
September 30, 2011                $937,500
December 31, 2011                $937,500
March 31, 2012                    $937,500
June 30, 2012                    $937,500
September 30, 2012                $937,500
December 31, 2012                $937,500
March 31, 2013                    $937,500
June 30, 2013                    $937,500
September 30, 2013                $937,500
December 31, 2013                $937,500
March 31, 2014                    $937,500
June 30, 2014                    $937,500
September 30, 2014                $937,500
December 31, 2014                $937,500
March 31, 2015                    $937,500
June 30, 2015                    $937,500
September 30, 2015                $937,500
December 31, 2015                $937,500
March 31, 2016                    $937,500
June 30, 2016                    $937,500
September 30, 2016                $937,500
December 31, 2016                $937,500
March 31, 2017                    $937,500
June 30, 2017                    $937,500
September 30, 2017                $937,500
December 31, 2017                $937,500

provided that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans shall be due and payable on the Maturity Date.
(e)    Section 2.23 of the Credit Agreement is hereby amended by replacing subsection (a)(i) of such Section in its entirety with the following:
(i)    the aggregate principal amount of all such Incremental Commitments made pursuant to this Section (including those made on the Third Amendment Date) shall not exceed $175,000,000 (the principal amount of each such Incremental Commitment, the “Incremental Commitment Amount”);

(f)    Schedule I to the Credit Agreement is amended by replacing such Schedule in its entirety with the Schedule I attached hereto.

3.    Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until the Administrative Agent shall have received (i) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or otherwise outstanding in connection with the Credit Agreement (including reasonable fees and disbursements of King & Spalding LLP, counsel to the Administrative Agent), (ii) an amendment fee for each

Lender executing this Amendment in the amount of 0.10% of such Lender's Revolving Commitment and Term Loan (prior to the allocation of any increase to Revolving Commitments arising hereunder), (iii) such other fees as the Borrower has previously agreed to pay the Administrative Agent or any of its affiliates in connection with this Amendment and (iv) each of the following documents:
(a)    executed counterparts to this Amendment from the Borrower, each of the Guarantors and the Lenders;
(b)    a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents and its bylaws, partnership agreement or limited liability company agreement, or comparable organizational documents (or certifying that the foregoing documents were previously delivered to the Administrative Agent on the Closing Date, have not been amended or modified in any manner and are in full force and effect) and resolutions of its board of directors and holders of its Series A Preferred Stock, authorizing the execution, delivery and performance of this Amendment (and the Credit Agreement, as amended hereby) and certifying the name, title and true signature of each officer of such Loan Party executing this Amendment;

(c)    certificates of good standing or existence, as may be avail-able from the Secretary of State of the jurisdiction of organization of such Loan Party; and

(d)    a favorable written opinion of counsel to the Loan Parties, as to such matters as the Administrative Agent may request, dated as of the date hereof and in form and substance reasonably satisfactory to the Administrative Agent.
4.    Joinder of New Lenders.

(a)    Each Additional Lender hereby joins the Credit Agreement as a Lender and shall hereby be deemed to be party as a Lender under the Credit Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Credit Agreement as fully as if such Additional Lender had executed and delivered the Credit Agreement as of the date thereof and, without limiting the generality of the foregoing, hereby expressly assume all obligations and liabilities of a Lender thereunder. Each Additional Lender certifies that it has delivered to the Administrative Agent, together with its signature page hereto, (i) the documentation required under Section 2.20(e) of the Credit Agreement, duly completed and executed by the Additional Lender, and (ii) an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Additional Lender.

(b)     Each Additional Lender (x) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the date hereof, such Additional Lender will be bound by the provisions of the Credit Agreement as a Lender thereunder with the same force and effect as if originally named therein as a Lender and, to the extent of its Commitments thereunder, shall have the obligations of a Lender thereunder, (iii) such Additional Lender has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to provide its Revolving Commitment, and on the basis of which such Additional Lender has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (y) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) such Additional Lender will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

5.    Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants to the Lenders and the Administrative Agent that:

(a)    The Borrower and each of its Subsidiaries (i) is duly orga-nized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) -has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect;

(b)     The execution, delivery and performance by each Loan Party of this Amendment are within such Loan Party's organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action;

(c)    The execution, delivery and performance by the Loan Parties of this Amendment (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any Contractual Obligation of the Borrower or any of its Subsidiaries or any of their assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents;

(d)    This Amendment has been duly executed and delivered for the benefit of or on behalf of each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights and remedies in general; and

(e)    After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.

6.    Reaffirmations and Acknowledgments.

(a)    Reaffirmation of Guaranty and Negative Pledges. Each Guarantor consents to the execution and delivery by the Borrower of this Amendment and jointly and severally ratifies and confirms the terms of the Guaranty and Security Agreement and the Negative Pledges to which it is a party with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrower to the Lenders or any other obligation of the Borrower, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrower, the Guaranty and Security Agreement and each Negative Pledge to which it is a party (i) is and shall continue to be a primary obligation of the Guarantors, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Guarantors under the Guaranty and Security Agreement or under any Negative Pledge to which they are a party.

(b)    Acknowledgment of Perfection of Security Interest. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Secured Parties under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

7.    Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

8.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

9.    No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

10.    Costs and Expenses. The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

11.    Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

12.    Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

13.    Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotia-tions or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]